EXHIBIT 15.01

[LOGO OF ALPERN, ROSENTHAL & COMPANY]
Certified Public Accountants

Warner Centre, Suite 400 . 332 Fifth Avenue .
Pittsburgh, Pennsylvania  15222-2413
(412) 281-2501  .  Fax (412) 471-1996



To the Board of Directors and
Shareholders of II-VI Incorporated
Saxonburg, Pennsylvania

    We have made a review, in accordance with standards established by the American Institute of Certified Public
Accountants, of the unaudited interim financial information of II-VI Incorporated and Subsidiaries for the periods ended March 31, 1996 and 1995, as indicated in our report dated April 17, 1996; because we did not perform an audit, we expressed no opinion on that information.

    We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, is incorporated by reference in Registration Statements No. 33-19511, No. 33-38019 and
No. 33-19510 on Form S-8, and No. 33-63739 on Form S-3.

    We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant with the meaning of Sections 7 and 11 of that Act.

Alpern Rosenthal & Company

May 3, 1996

                       A Professional Corporation
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Members American and Pennsylvania
Institutes of Certified Public Accountants
Accounting Firms Associated, inc.
Member Firms in Principal Cities

Irving P. Rosenthal, CPA              Deborah H. Wells, CPA
Michael H. Levin, CPA                 Fred M. Rock, CPA
Harvey A. Pollack, CPA                Sean M. Brennan, CPA
Fred J. Morelli, Jr., CPA             Alexander Paul, CPA
Edward F. Rockman, CPA                Michael E. Forgas, CPA
Emanuel V. DiNatale, CPA              Joel M. Rosenthal, CPA